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                                                                    EXHIBIT 99.0


                       [LETTERHEAD OF IPC HOLDINGS, LTD.]






                                                                  March 21, 2002



Via EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

         Re:      Representations of Arthur Andersen

Ladies and Gentlemen:

In accordance with Temporary Note 3T to Article 3 of Regulation S-X, attached please find a copy of the representation letter we have received from Arthur Andersen. These representations were obtained in conjunction with Arthur Andersen's consent filed today as Exhibit 23.1 to the Form 10-K of IPC Holdings, Ltd.

                                                Yours faithfully,



                                                /s/ JOHN WEALE
                                                --------------------------------
                                                    J. R. Weale

                                                Vice President and
                                                Chief Financial Officer

(Attachment)
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To the Board of Director and Shareholders of IPC Holdings, Ltd.:

We have audited the consolidated financial statements of IPC Holdings, Ltd. and subsidiaries as of December 31, 2001 and for the year then ended and have issued our report thereon dated February 8, 2002. We represent that this audit was subject to our quality control system for the accounting and audit practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Very truly yours,



ARTHUR ANDERSEN
Hamilton, Bermuda
March 20, 2002